NEWS RELEASE for August 17, 2010

BIOLASE REPORTS SECOND QUARTER, SIX-MONTH RESULTS

Imminent New Distribution Model in Finalization Stage

IRVINE, CA (August 17, 2010) — BIOLASE Technology, Inc. (NASDAQ:BLTI), the world’s leading dental laser company, today reported operating results for its second quarter and six months ended June 30, 2010 and the outline of a new global distribution model.

As first discussed in March, the first half of 2010 revenues and operating results were expected to be impacted by a fundamental change in the purchasing pattern of its exclusive North American distribution partner Henry Schein, Inc. (NASDAQ:HSIC). The new purchasing pattern replaced minimum laser purchase commitments from Henry Schein, which would have been recognized as revenue upon shipment of product in the first half, to prepayments for future deliveries, with revenue being recognized in future quarters. In addition to the impact on revenues, the related short-term transitional agreement struck on March 9, 2010 with Henry Schein provided for a 60 day cancellation period (which was reduced to 45 days effectively today), preserved some cash flows, decreased pipeline inventories, and allowed BIOLASE to begin exploring alternative long-term distribution models and accounts. Arrangements are in the process of being finalized for that new distribution model.

Net revenue for this year’s second quarter was $5.9 million, compared to $14.3 million in the prior year quarterly period. Net revenue for first six months of this year was $10.3 million, compared to $20.9 million in the prior year period. The year-over-year change in revenue in the second quarter and the first half of this year was driven by minimized domestic laser purchases by Henry Schein as it reduced its inventories. Under the renegotiated distribution agreement with Henry Schein, the majority of its required minimum laser orders for the first quarter were replaced by prepayments for future deliveries of the Company’s products, primarily the iLase™ personal dental laser. This arrangement delayed the recognition of approximately $6 million in revenue from the first half of 2010 to future periods, while maintaining some portion of normal cash flows during the transition. The Company is currently accelerating shipping which is expected to improve revenue results in the last half of the year as the iLase production continues to rise.

BIOLASE Chairman and Chief Executive Officer David M. Mulder said, “As we anticipated and first announced in March, first half revenues were significantly impacted by the resolution of the remaining commitments from the initial 14-month agreement with Henry Schein and a short-term transitional agreement in March, both with prepayments versus actual purchases allowing Schein to reduce inventories. We expect prepayment impacts should lessen as the year progresses and as we solidify our new business model, but we have also been exploring an improved overall model for BIOLASE as a whole. During this transitional agreement, we have been building up the BIOLASE sales team, initiating marketing efforts to non-traditional Henry Schein accounts, exploring relationships with other potential North American distributors, and moving forward with Henry Schein to explore a new, long-term non-exclusive relationship allowing for broader distribution and more BIOLASE control over Waterlase™ sales. We believe we are now on the cusp of announcing a new long-term distribution model and look forward to taking advantage of the economic recovery that we believe is beginning to provide some lift in both domestic and international markets end user sales.”

Gross margin as a percentage of net revenue for this year’s second quarter was 33 percent compared to 57 percent for the prior year quarterly period and 6 percent for this year’s first quarter. The year-over-year decrease was primarily due to the lower revenue numbers, in comparison to fixed and unabsorbed manufacturing costs in cost of goods sold, partially offset by net increased revenue recognized on deferred royalties as a part of the new Procter & Gamble transaction. Operating expenses in the second quarter of 2010 were $6.1 million, compared to $5.6 million in the year-earlier quarterly period, principally due to the build out of the sales and marketing team. Most of the cost decreases announced late in the quarter were not in the sales and marketing category.

Net loss for this year’s second quarter was $4.2 million, or $0.17 loss per share, compared to net income of $2.3 million, or $0.10 per share, in the 2009 second quarter. Non-GAAP net loss was $3.7 million, or $0.15 loss per share, for the 2010 second quarter compared with non-GAAP net income of $3.0 million, or $0.12 per share, for the similar quarter in 2009.

Net loss for the first six months of 2010 was $9.5 million, or $0.39 loss per share, compared to a net loss of $2.3 million, or $0.10 loss per share, in the first six months of 2009. Non-GAAP net loss was $8.5 million, or $0.35 loss per share, for this year’s first six months compared with non-GAAP net loss of $743,000, or $0.03 loss per share, for the similar period in 2009.

Recent Highlights:

•	Appointment of two new Board members, Drs. Alex Arrow and Norman J. Nemoy.

•	Appointment of Mr. Federico Pignatelli as Executive Vice Chairman.

•	A continued restructuring and build up of the sales force to better position the Company’s sales team in the dental market long-term.

•	Cost reductions implemented at the end of the 2010 second quarter to enable anticipated future increases in sales to be more profitable.

•	Global launch and Canadian approval to sell the iLase diode laser, which began shipping late in the second quarter.

•	Secured $5 million debt facility with MidCap Financial, LLC and Silicon Valley Bank, of which $3 million was funded on May 27, 2010.

•	Negotiated a new license agreement with The Procter & Gamble Company (P&G) to enable BIOLASE to launch light-based oral care devices to dental professionals.

•	Two new patents awarded for technology that are utilized with the BIOLASE family of diode lasers, including the ezlase™ and iLase.

•	Launch of a consumer awareness campaign, including multimedia educational tools, viral video marketing and social network outreach.

•	A presentation at a national meeting of eye surgeons covering the multiple benefits and promising potential applications of the Company’s Waterlase for eye surgery.

Conference Call
As previously announced, the Company will host a conference call today at 9:00 a.m. Eastern Time to discuss its operating results for the second quarter and six months ended June 30, 2010, and to answer questions. The dial-in number for the call is toll-free 1-877-941-4774 or toll/international 1-480-629-9760. The live webcast and archived replay of the call can be accessed in the Investors section of the BIOLASE website at www.biolase.com.

About BIOLASE Technology, Inc.
BIOLASE Technology, Inc. (http://www.biolase.com), the world’s leading dental laser company, develops, manufactures and markets Waterlase technology and lasers and related products that advance the practice of dentistry and medicine.  The Company’s products incorporate patented and patent pending technologies designed to provide clinically superior performance with reduced pain and faster recovery times.  BIOLASE’s principal products are dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications.  Other products under development address ophthalmology, pain management and other medical and consumer markets.

This press release may contain forward-looking statements within the meaning of safe harbor provided by the Securities Reform Act of 1995 that are based on the current expectations and estimates by the Company’s management. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions.  Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks, uncertainties and other factors which may cause the Company’s actual results to differ materially from the statements contained herein, and are described in the Company’s reports it files with the Securities and Exchange Commission, including its annual and quarterly reports. No undue reliance should be placed on forward-looking statements. Such information is subject to change, and the Company undertakes no obligation to update such statements.

For further information, please contact: Jill Bertotti (investors) or Len Hall (media), of Allen & Caron, +1-949-474-4300.

- TABLES FOLLOW -

BIOLASE TECHNOLOGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Products and services revenue	$4,744	$13,887	$9,083	$20,006
License fees and royalty revenue	1,148	430	1,204	905

Net revenue	5,892	14,317	10,287	20,911
Cost of revenue	3,961	6,219	8,086	11,045

Gross profit	1,931	8,098	2,201	9,866

Operating expenses:
Sales and marketing	3,082	2,770	5,715	5,815
General and administrative	1,976	1,735	3,701	4,304
Engineering and development.	995	1,119	2,215	2,202
Total operating expenses	6,053	5,624	11,631	12,321

(Loss) profit from operations	(4,122)	2,474	(9,430)	(2,455)

Gain (loss) on foreign currency transactions	26	(109)	43	206
Interest income	—	2	1	3
Interest expense	(55)	(12)	(59)	(42)

Non-operating (loss) income, net	(29)	(119)	(15)	167

(Loss) income before income tax provision	(4,151)	2,355	(9,445)	(2,288)
Income tax provision	13	25	24	58

Net (loss) income	$(4,164)	$2,330	$(9,469)	$(2,346)

Net (loss) income per share:
Basic	$(0.17)	$0.10	$(0.39)	$(0.10)

Diluted	$(0.17)	$0.10	$(0.39)	$(0.10)

Shares used in the calculation of net (loss) income per share:
Basic	24,400	24,244	24,391	24,244

Diluted	24,400	24,321	24,391	24,244

BIOLASE TECHNOLOGY, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands, except per share data)

	June 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$2,895	$2,975
Accounts receivable, less allowance of $443 and $421 in 2010 and 2009,
respectively	1,675	4,229
Inventory, net	9,284	7,861
Prepaid expenses and other current assets	1,181	1,347
Assets held for sale	531	—

Total current assets	15,566	16,412
Property, plant and equipment, net	1,185	2,180
Intangible assets, net	407	472
Goodwill	2,926	2,926
Deferred tax asset	25	17
Other assets	170	170

Total assets	$20,279	$22,177

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Term loan payable, current portion	$644	$—
Accounts payable	4,491	4,887
Accrued liabilities	4,621	5,152
Customer deposits	6,326	—
Deferred revenue, current portion	1,976	1,123

Total current liabilities	18,058	11,162
Term loan payable, long-term	2,258	—
Deferred tax liabilities	509	473
Warranty accrual, long-term	521	448
Deferred revenue, long-term	76	1,975
Other liabilities, long-term	160	190

Total liabilities	21,582	14,248

Stockholders’ equity (deficit):
Preferred stock, par value $0.001, 1,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.001, 50,000 shares authorized; 26,384 and 26,340 shares issued and 24,420 and 24,376 shares outstanding in 2010
and 2009, respectively	27	27
Additional paid-in capital	117,759	117,228
Accumulated other comprehensive loss	(516)	(222)
Accumulated deficit	(102,174)	(92,705)

	15,096	24,328
Treasury stock (cost of 1,964 shares repurchased)	(16,399)	(16,399)

Total stockholders’ equity (deficit)	(1,303)	7,929

Total liabilities and stockholders’ equity (deficit)	$20,279	$22,177

Non-GAAP Financial Measures

The non-GAAP financial measures contained herein are a supplement to the corresponding financial measures prepared in accordance with generally accepted accounting principles (GAAP). The non-GAAP financial measures presented exclude the items summarized in the below table. Management believes that adjustments for these items assist investors in making comparisons of period-to-period operating results and that these items are not indicative of the Company’s on-going core operating performance.

Management uses non-GAAP net income (loss) and non-GAAP net income (loss) per diluted share in its evaluation of the Company’s core after-tax results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Management believes that providing these non-GAAP financial measures allows investors to view the Company’s financial results in the way that management views the financial results.

The non-GAAP financial measures presented herein have certain limitations in that they do not reflect all of the costs associated with the operations of the Company’s business as determined in accordance with GAAP. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The non-GAAP financial measures presented by the Company may be different from the non-GAAP financial measures used by other companies.

BIOLASE TECHNOLOGY, INC.

Reconciliation of Non-GAAP Financial Measures to Comparable GAAP Measures
(in thousands, except per share data)

	Three months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010		2009
				-
GAAP net (loss) income	$(4,164)	$2,330	$(9,469)		$(2,346)
Adjustments:
Interest expense	55	12	59		42
Depreciation and amortization expense	272	361	571		776
Stock based compensation expense	180	317	386		785
Non-GAAP net (loss) income	$(3,657)	$3,020	$(8,453)		$(743)

GAAP net (loss) income per share:	$(0.17)	$0.10	$(0.39)		$(0.10)
Basic and Diluted
Adjustments:
Interest expense	0.00	0.00	0.00		0.00
Depreciation and amortization expense	0.01	0.01	0.02		0.03
Stock based compensation expense	0.01	0.01	0.02		0.04
Non-GAAP net (loss) income per share:
Basic and Diluted	$(0.15)	$0.12	$(0.35)		$(0.03)

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